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                                                                   EXHIBIT 10.73


[LETTERHEAD]


June 25, 1998

Mr. B. Curtis Westen
2022 W. Las Flores
Pueblo West, CO 81007

     Re:  Offer of Relocation and Employment

Dear Curt:

On behalf of Foundation Health Systems, Inc. ("FHS"), I would like to confirm our offer to you for the relocation of your position of Senior Vice President, General Counsel and Secretary of FHS to our corporate offices in Woodland Hills, California. In this position you will devote your full professional attention to the duties and responsibilities assigned to you. You will physically relocate your office to Woodland Hills as soon as practicable following the sale of your Pueblo residence. In this position you will report directly to the Chairman and Chief Executive Officer of FHS and will earn a monthly salary of at least $29,166.67, effective upon your relocation. Associates are paid on a bi-weekly basis with 26 pay periods per year. Performance of each of the Company's Associates is generally reviewed on an annual basis, and any adjustment to salary is ordinarily made upon the completion of such performance review. Any adjustment to your compensation must be made with the approval of the Compensation and Stock Option Committee of the FHS Board of Directors (the "Committee"). You will be provided an automobile allowance of $1,000 per month, subject to normal payroll deductions, and subject to any changes to the FHS automobile allowance policy that may be made from time to time.

Upon your relocation and/or your purchase of a new residence in the Woodland Hills, California area, FHS will provide to you a one-time $250,000 loan (with interest accrued at the Prime Rate) payable by you upon demand in the event of voluntary termination of your employment or should the Company terminate you for cause. The principal and any accrued interest will be forgiven, one-third on each of the first, second and third anniversaries of the date of this letter. Additionally, the loan plus accrued interest will be forgiven in total prior to the third anniversary if you depart from the Company involuntarily without cause, due to "Good Reason" following a change of control, or due to death or disability. Good Reason, Change of Control and Cause are defined within the Severance Payment Agreement entered into between yourself and FHS on April 6, 1998. The Company agrees that it will consider your reasonable requests, if any, to restructure the timing, nature, and/or characterization of such loan as may be suggested by your tax/financial advisers; provided that such restructuring would not disadvantage the Company and would not result in a modification of your obligation to repay such amount in the instance set forth above. In addition, you agree that the loan proceeds shall be used by you towards your home purchase or the cost of improvements on your new residence.

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PAGE 2
OFFER LTR/B. CURTIS WESTEN
6/25/98

You will be eligible to continue your participation in the Company's Executive Incentive Plan, as it may be modified from time to time by the Committee. Under the plan, bonus payments are dependent upon Company and individual performance measures. You will be eligible to participate in the plan in 1998 with a target bonus opportunity of 70 percent of your base salary. The maximum bonus payable under provisions of the plan is 105 percent of base salary. Any bonus payout for 1998 will be paid in 1999 following outside audit of the Company's performance and determination of your success in accomplishing individual performance objectives. To be eligible for any bonus payment, you must be actively employed and on the Company payroll at the time the bonus is paid. Bonus calculations are based on the base annual salary in effect on December 31st of the respective Plan Year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the Plan. You acknowledge that in the event you are to be one of the top five highest paid executive officers of the Company for a given year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company's Performance Based 162(m) Plan in lieu of the Executive Incentive Plan.

In addition to the foregoing, subject to your continued employment with the Company and plan provisions, you will be eligible to receive and/or participate in Company-offered benefits subject to plan criteria. You will receive under separate cover, information about Company benefits programs, including group medical, dental, vision, life insurance, short-term and long-term disability insurance, 401(k), Company-recognized holidays, the employee stock purchase plan, tuition reimbursement and participation in our deferred compensation program. In our 401(k) plan, subject to IRS regulations, the Company will match your contribution at $.50 for every dollar contributed up to six percent (6%) of salary. In the deferred compensation plan you may defer up to 50 percent of your base compensation and up to 100 percent of your incentive compensation. The Company's Paid Time Off ("PTO") benefit will be provided to you for illness, vacation and personal time off. The Company will also reimburse you the reasonable expense for one athletic/health club and one country or social club membership. In case of a conflict between this summary and the official plan documents, the official Plan documents will always govern. In addition, the Company reserves the right to change, amend, or terminate the benefits plans at any time, with or without notice, with no obligation to replace the benefit.

You will also be eligible to continue to participate in the Company's Supplemental Executive Retirement Plan ("SERP") or a successor plan. Under provisions of the SERP you can vest and accrue a retirement benefit of up to 50 percent of your base salary plus incentive compensation. This benefit is integrated (offset) with other retirement benefits provided by the Company and with 50 percent of your social security benefits.

To assist you in tax preparation and financial planning activities, the Company will provide up to $5,000 in annual reimbursement for expenses related to that activity. Additionally, the Company will provide a cellular phone, a car phone and a home fax machine for business use. You will also be provided at your request remote personal computer hardware with full systems capability.

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OFFER LTR/B. CURTIS WESTEN
6/25/98

The Company will provide you with an option of benefits targeted to assist you in relocating to the Los Angeles, California area. It is anticipated that the relocation will be completed by December 31, 1998. Any decision to extend relocation benefits beyond that date will be at the sole discretion of the Company. Attached you will find a copy of the Relocation Guideline that we agree is subject to modifications, to the Company's reasonable satisfaction, to meet the following relocation requirements particular to your relocation circumstances: your approval of the carrier used to move your household effects, additional insurance coverage, special moving provisions to cover specific items including the reasonable expense to move your horse, up to six months of temporary living if necessary and up to two Company funded trips home per month during the period of temporary living. You may forego any such trips home and allow your spouse to travel to the new location instead. If the sale of your home in Colorado has not occurred within 90 days following placement on the real estate market, the Company will arrange for and purchase the home from you. The purchase price will be $184,000.00, which is the average of two appraisals from certified appraisers that you have provided to the Company.

To assist you in the sale of your current home, and in the purchase of a home in your new location, the Company will provide the following assistance:

SALE OF FORMER RESIDENCE
------------------------

*    Real estate transfer, excise, and sales tax.
*    Transfer stamp fees.
*    Abstract costs.
*    Legal fees.
*    Notary fees.
*    Escrow fees.
*    Lender or mortgage company service charges.
*    Loan repayment penalties paid by the seller.
* In the event that title insurance must be provided to the buyer as accepted proof of the seller's good title, you will be reimbursed for the actual cost of insurance.
* If your house is sold through a recognized real estate agency, reimbursement for the Realtors' sales commission fee at the rate prevailing at that location, not to exceed 7.0 percent. No reimbursement will be made for commissions or expenses not actually incurred.
*    Environmental inspection and audit fees.


PURCHASE OF NEW RESIDENCE
-------------------------

*    Real estate transfer, excise and sales tax.
*    Legal fees related to title opinions and recording fees.
* Escrow fees related to the closing that are required to be paid by the buyer.
*    Credit verification.
* Loan application or origination fees that are customary in the destination location (not to exceed one percent of loan amount).

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OFFER LTR/B. CURTIS WESTEN
6/25/98

*    Inspections required to obtain a loan.
*    Abstracting fees if title insurance is not required.
* Title insurance, if required by the lending institution and/or title Service Company, paid in lieu of abstracting fees.
*    Loan discount charges (not to exceed 2 percent of loan amount).
*    One appraisal fee on the home conducted by a recognized appraisal agency.
*    Environmental inspection (including structural assessment) and audit fees.
* Up to two househunting trips for your spouse to join you in searching for a new residence in the Los Angeles, California area.
* In the event you purchase a new residence in the Woodland Hills, California area prior to the sale of your Pueblo, Colorado residence, in lieu of reimbursing you for the temporary living expense referenced above, the Company shall reimburse you for all duplicate mortgage interest, real estate taxes, utilities and other normal related expenses, on the residence with the smaller mortgage payment, until you sell your Pueblo residence.

Additionally, the Company will provide a one-time miscellaneous moving expense payment equal to one-half month base salary payable within thirty (30) days of your relocation. This payment is intended to cover relocation expenses not specifically identified in our relocation policy.

Should you voluntarily leave the Company within one year from the date of this letter for any reason, you will be responsible for reimbursing the Company within five business days of the date of termination of your employment 50% of the total relocation expenses paid on your behalf. For purposes of this paragraph, termination by reason of "good reason" following a change of control or death or disability will not be deemed to be voluntary termination.

At the end of the calendar year in which relocation expenses are incurred, your income will be "grossed-up" to recognize the federal, state and any local tax impact that may result from the relocation assistance provided. However, the miscellaneous moving expense payment is not subject to gross-up.

The Company has executed a Severance Payment Agreement with you as of April 6, 1998 which provides certain severance benefits under the terms and conditions set forth therein. Such Severance Payment Agreement, and any Stock Option Agreements between you and the Company which are currently in force, remain legal agreements between you and the Company and are not affected by this letter Agreement.

You agree, through the signing of this letter, that your employment with the company is at the mutual consent of each employee and the Company and is an "at-will" employment relationship. Nothing in this letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that your employment relationship will be mutually beneficial and rewarding, both you and the Company retain the right to terminate the employment relationship at will, at

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OFFER LTR/B. CURTIS WESTEN
6/25/98

any time, with or without cause. The at-will nature of your employment with the Company cannot be modified or superseded except by a written agreement, approved by the Committee or the Board of Directors and signed by you and an appropriately authorized officer of the Company, that clearly and expressly specifies the intent to modify the at-will relationship. In accepting employment with the Company, you acknowledge that no Company representative has made any oral or written promise or representation contrary to this paragraph. Furthermore, you acknowledge that this paragraph represents the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential Information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting employment with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic (including but not limited to audio and video recordings) and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written, electronic and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information. Notwithstanding the foregoing, you may retain copies of documents prepared by you or on your behalf for legal precedent purposes, provided such documents do not contain any Confidential Information.

You agree not to use or disclose any Confidential Information or trade secrets of others, including all prior employers, in your work at the Company. Should a situation arise in which you believe that your job duties may lead to the use or disclosure of confidential information or trade secrets of another, you agree to notify Jan Zlotowicz, or myself in the Human Resources Department of the situation immediately.

Finally, this letter sets forth the terms of this offer of employment. It supersedes all previous and contemporaneous oral and written communications and representations. In signing this agreement each party further acknowledges that it has not relied on any representations, inducements, promises or agreements, oral or written, made by any party or anyone acting on behalf of any party that are not embodied herein. To confirm your acceptance of these terms, please sign, date and return a copy of this letter, in the enclosed self addressed envelope. An additional copy of the offer letter is enclosed for your files.

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OFFER LTR/B. CURTIS WESTEN
6/25/98

Curt, we look forward to you joining our senior management team in Woodland Hills as soon as practicable. Should you have any questions, prior to or during your employment, please feel free to contact me at (916) 631-5061.

Sincerely,

/s/ Danny O. Smithson
-----------------------------
Danny O. Smithson
Senior Vice President
Corporate Human Resources



I HEREBY ACCEPT AND AGREE TO THE TERMS OF THIS OFFER OF EMPLOYMENT AS OUTLINED ABOVE.


/s/ B. Curtis Westen                 as of June 25, 1998
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     SIGNATURE                                DATE


cc:  Jay Gellert
     Dr. Malik Hasan

Enclosures:  Relocation Guideline